Exhibit 99.1

FOR IMMEDIATE RELEASE
April 25, 2019
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2019 FIRST QUARTER EARNINGS OF $0.32 PER COMMON SHARE
Results Represent 14% Year-Over-Year Increase in Earnings Per Common Share
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2019 first quarter of $358 million, an increase of 10% from the year-ago quarter. Earnings per common share (EPS) for the 2019 first quarter were $0.32, up 14% from the year-ago quarter. Tangible book value per common share as of 2019 first quarter-end was $7.67, an 8% year-over-year increase. Return on average assets was 1.35%, return on average common equity was 13.8%, and return on average tangible common equity (ROTCE) was 18.3%.
“We had a solid start to the year and are encouraged by the strong balance sheet growth in the first quarter, reflecting the underlying growth of the economies in our footprint,” said Steve Steinour, chairman, president, and CEO. “Huntington is performing well as EPS increased 14% and total revenue increased 5% from the year-ago quarter. We are executing on our strategies and continue to make meaningful investments to drive organic revenue growth and to better serve our customers with enhanced digital technology.”
"Average loan growth of 6% year-over-year was driven by both consumer and commercial lending. Commercial and industrial lending remained strong in the first quarter, building on momentum from year-end. Average deposits increased 8% year-over-year as we remain focused on funding growth with core deposits."
"Overall economic activity in our footprint continues to reflect a favorable outlook for both consumers and businesses. Our balance sheet growth expectations for 2019 remain unchanged. Our commercial loan pipelines are steady, and we are seeing the normal seasonal build in our consumer pipelines. Competition for loans and deposits is rational. We do not foresee a recession in the near term; however, our core earnings power, strong capital, aggregate moderate-to-low risk appetite, and long-term strategic alignment position us to withstand economic headwinds,” Steinour said.

2019 First Quarter Highlights compared with 2018 First Quarter:

•	Fully-taxable equivalent total revenue increased $57 million, or 5%.

•	Fully-taxable equivalent net interest income increased $52 million, or 7%.

•	Net interest margin increased 9 basis points to 3.39%.

•	Noninterest income increased $5 million, or 2%.

•	Noninterest expense increased $20 million, or 3%.

•	Efficiency ratio of 55.8%, down from 56.8%.

•	Average loans and leases increased $4.3 billion, or 6%, year-over-year, including a $2.5 billion, or 7%, increase in consumer loans and a $1.8 billion, or 5%, increase in commercial loans.

•
Average core deposits increased $5.6 billion, or 8%, year-over-year, driven by a $3.8 billion, or 164%, increase in core certificates of deposit and a $2.3 billion, or 11%, increase in money market deposits.

•	Net charge-offs equated to 0.38% of average loans and leases, up from 0.21%.

•	Nonperforming asset ratio of 0.61%, up from 0.59%.

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 9.84%, down from 10.45% and within our 9% to 10% operating guideline.

•	Tangible common equity (TCE) ratio of 7.57%, down from 7.70%.

•	Tangible book value per common share increased $0.55, or 8%, to $7.67.

•	Repurchased $25 million of common stock (1.8 million shares at an average price of $13.64 per share).

Table 1 – Earnings Performance Summary (GAAP)

	2019	2018
(in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$358	$334	$378	$355	$326
Diluted earnings per common share	0.32	0.29	0.33	0.30	0.28

Return on average assets	1.35%	1.25%	1.42%	1.36%	1.27%
Return on average common equity	13.8	12.9	14.3	13.2	13.0
Return on average tangible common equity	18.3	17.3	19.0	17.6	17.5
Net interest margin	3.39	3.41	3.32	3.29	3.30
Efficiency ratio	55.8	58.7	55.3	56.6	56.8

Tangible book value per common share	$7.67	$7.34	$7.06	$7.27	$7.12
Cash dividends declared per common share	0.14	0.14	0.14	0.11	0.11
Average diluted shares outstanding	1,066	1,073	1,104	1,123	1,125

Average earning assets	$99,212	$97,752	$96,753	$96,363	$95,412
Average loans and leases	74,775	73,822	72,751	71,887	70,484
Average core deposits	79,033	79,078	77,680	75,386	73,392

Tangible common equity / tangible assets ratio	7.57%	7.21%	7.25%	7.78%	7.70%
Common equity Tier 1 risk-based capital ratio	9.84	9.65	9.89	10.53	10.45

NCOs as a % of average loans and leases	0.38%	0.27%	0.16%	0.16%	0.21%
NAL ratio	0.56	0.45	0.50	0.52	0.54
ALLL as a % of total loans and leases	1.02	1.03	1.04	1.02	1.01

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 2 – Net Interest Income and Net Interest Margin Performance Summary – Inherent Asset Sensitivity Drove NIM Expansion

	2019	2018
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$822	$833	$802	$784	$770	(1)%	7%
FTE adjustment	7	8	8	7	7	(13)	—
Net interest income - FTE	829	841	810	791	777	(1)	7
Noninterest income	319	329	342	336	314	(3)	2
Total revenue - FTE	$1,148	$1,170	$1,152	$1,127	$1,091	(2)%	5%

						Change (bp)
Yield / Cost						LQ	YOY
Total earning assets	4.43%	4.34%	4.16%	4.07%	3.91%	9	52
Total loans and leases	4.85	4.76	4.60	4.49	4.32	9	53
Total securities	2.86	2.84	2.73	2.71	2.62	2	24
Total interest-bearing liabilities	1.35	1.23	1.13	1.05	0.82	12	53
Total interest-bearing deposits	0.94	0.84	0.73	0.59	0.43	10	51

Net interest rate spread	3.08	3.11	3.03	3.02	3.09	(3)	(1)
Impact of noninterest-bearing funds on margin	0.31	0.30	0.29	0.27	0.21	1	10
Net interest margin	3.39%	3.41%	3.32%	3.29%	3.30%	(2)	9
See Pages 6-8 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2019 first quarter increased $52 million, or 7%, from the 2018 first quarter. This reflected the benefit from the $3.8 billion, or 4%, increase in average earning assets coupled with a 9 basis point increase in the FTE net interest margin (NIM) to 3.39%. Average earning asset yields increased 52 basis points year-over-year, driven by a 53 basis point improvement in loan yields. Average interest-bearing liability costs increased 53 basis points, primarily driven by a 51 basis point increase in average interest-bearing deposit costs. The cost of short-term borrowings and long-term debt increased 94 basis points and 106 basis points, respectively. The benefit from noninterest-bearing funds improved 10 basis points versus the year-ago quarter. Embedded within these yields and costs, FTE net interest income during the 2019 first quarter included $15 million, or approximately 6 basis points, of purchase accounting impact compared to $19 million, or approximately 8 basis points, in the year-ago quarter.
Compared to the 2018 fourth quarter, FTE net interest income decreased $12 million, or 1%, primarily reflecting the NIM compression of 2 basis points, more than offsetting the benefit from the $1.5 billion, or 1%, increase in average earning assets. Average earning asset yields increased 9 basis points sequentially, driven by a 9 basis point increase in loan yields. Average interest-bearing liability costs increased 12 basis points, primarily driven by a 10 basis point increase in average interest-bearing deposit costs. The benefit of noninterest-bearing funding improved 1 basis point linked quarter. The purchase accounting impact on the net interest margin was approximately 6 basis points in the 2019 first quarter, down 1 basis point from the prior quarter. The 2018 fourth quarter included an approximately 2 basis point impact from higher commercial interest recoveries.

Table 3 – Average Earning Assets – Broad-based Consumer and C&I Loan Growth Reflects Underlying Economic Strength of the Footprint

	2019	2018
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$30.5	$29.6	$28.9	$28.9	$28.2	3%	8%
Commercial real estate	6.9	6.9	7.2	7.4	7.3	(1)	(6)
Total commercial	37.4	36.5	36.0	36.2	35.6	2	5
Automobile	12.4	12.4	12.4	12.3	12.1	0	2
Home equity	9.6	9.8	9.9	9.9	10.0	(2)	(4)
Residential mortgage	10.8	10.6	10.2	9.6	9.2	2	18
RV and marine	3.3	3.2	3.0	2.7	2.5	2	33
Other consumer	1.3	1.3	1.2	1.2	1.1	(1)	15
Total consumer	37.4	37.3	36.7	35.7	34.9	0	7
Total loans and leases	74.8	73.8	72.8	71.9	70.5	1	6
Total securities	23.1	22.7	23.2	23.8	24.4	2	(5)
Held-for-sale and other earning assets	1.3	1.3	0.8	0.7	0.6	3	131
Total earning assets	$99.2	$97.8	$96.8	$96.4	$95.4	1%	4%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2019 first quarter increased $3.8 billion, or 4%, from the year-ago quarter, primarily reflecting a $4.3 billion, or 6%, increase in average loans and leases. Average commercial and industrial (C&I) loans increased $2.3 billion, or 8%, reflecting growth in corporate banking, asset finance, dealer floorplan, and middle market banking. Average residential mortgage loans increased $1.6 billion, or 18%, driven by the successful expansion of our home lending business over the past two years. Average RV and marine loans increased $0.8 billion, or 33%, primarily reflecting the success of the well-managed geographic expansion over the past two years, while maintaining our commitment to super prime originations. Held-for-sale and other earning assets increased $0.7 billion, or 131%, primarily due to the inclusion of deposits in Federal Reserve Bank balances. These balances were treated as non-earning assets prior to the fourth quarter 2018. As of March 31, 2019, approximately $126 million of loans were included in held-for-sale related to the previously-announced sale of our Wisconsin branches, which is expected to close in the 2019 second quarter. Average securities decreased $1.2 billion, or 5%, primarily due to runoff in the portfolio in 2018.
Compared to the 2018 fourth quarter, average earning assets increased $1.5 billion, or 1%, primarily reflecting the $1.0 billion, or 1%, increase in average loans and leases. Average C&I loans increased $1.0 billion, or 3%, reflecting growth in corporate banking, asset finance, dealer floorplan, and broad-based growth across the specialty lending verticals. Average securities increased $0.5 billion, or 2%, primarily reflecting the timing of purchases in anticipation of future cash flows.

Table 4 – Average Liabilities – Growth in Core Deposits Drove Reduction in Wholesale Funding

	2019	2018
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$19.9	$20.4	$20.2	$20.4	$20.6	(2)%	(3)%
Demand deposits - interest-bearing	19.8	19.9	19.6	19.1	18.6	0	6
Total demand deposits	39.7	40.3	39.8	39.5	39.2	(1)	1
Money market deposits	22.9	22.6	21.5	20.9	20.7	2	11
Savings and other domestic deposits	10.3	10.5	11.4	11.1	11.2	(2)	(8)
Core certificates of deposit	6.1	5.7	4.9	3.8	2.3	6	164
Total core deposits	79.0	79.1	77.6	75.4	73.4	0	8
Other domestic deposits of $250,000 or more	0.3	0.3	0.3	0.2	0.2	(3)	36
Brokered deposits and negotiable CDs	3.4	3.5	3.5	3.7	3.3	(3)	3
Total deposits	$82.7	$82.9	$81.4	$79.3	$76.9	0%	8%

Short-term borrowings	$2.3	$1.0	$1.7	$3.1	$5.2	131%	(56)%
Long-term debt	9.0	8.9	8.9	9.2	9.0	1	0
Total debt	$11.3	$9.9	$10.6	$12.3	$14.2	14%	(20)%

Total interest-bearing liabilities	$74.1	$72.4	$71.9	$71.2	$70.6	2%	5%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2019 first quarter increased $3.6 billion, or 5%, from the year-ago quarter. Average total deposits increased $5.8 billion, or 8%, from the year-ago quarter, while average total core deposits increased $5.6 billion, or 8%. Average core certificates of deposit increased $3.8 billion, or 164%, reflecting consumer deposit growth initiatives primarily in the first three quarters of 2018. Average money market deposits increased $2.3 billion, or 11%, reflecting the shift in promotional pricing to consumer money market accounts in mid-2018. Average interest-bearing demand deposits increased $1.1 billion, or 6%, primarily driven by the shift in commercial balances from noninterest-bearing to interest-bearing checking. Savings and other domestic deposits decreased $0.9 billion, or 8%, primarily reflecting a continued shift in consumer product mix. Average noninterest-bearing demand deposits decreased $0.6 billion, or 3%, primarily driven by the aforementioned shift in commercial checking balances, partially offset by continued growth in consumer noninterest-bearing checking. Average short-term borrowings decreased $2.9 billion, or 56%, as growth in core deposits reduced reliance on wholesale funding. As of March 31, 2019, approximately $845 million of deposits are held-for-sale associated with the previously-mentioned pending Wisconsin branch sale (included in total deposits in Table 4 above).
Compared to the 2018 fourth quarter, average total interest-bearing liabilities increased $1.7 billion, or 2%. Average short-term borrowings increased $1.3 billion, or 131%, as loan growth and seasonality in deposits drove increased borrowings in the quarter.

Noninterest Income
Table 5 – Noninterest Income – Modest Year-over-Year Growth, While Linked Quarter Comparisons Impacted by Normal Seasonality

	2019	2018
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$87	$94	$93	$91	$86	(7)%	1%
Card and payment processing income	56	58	57	56	53	(3)	6
Trust and investment management services	44	42	43	42	44	5	0
Mortgage banking income	21	23	31	28	26	(9)	(19)
Capital markets fees	22	34	26	26	21	(35)	5
Insurance income	21	21	19	21	21	0	0
Bank owned life insurance income	16	16	19	17	15	0	7
Gain on sale of loans and leases	13	16	16	15	8	(19)	63
Securities gains (losses)	0	(19)	(2)	0	0	NM	NM
Other income	39	44	40	40	40	(11)	(3)
Total noninterest income	$319	$329	$342	$336	$314	(3)%	2%
See Pages 9-10 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2019 first quarter increased $5 million, or 2%, from the year-ago quarter. Gain on sale of loans and leases increased $5 million, or 63%, primarily reflecting the gain on the sale of asset finance leases and higher SBA sales. Mortgage banking income decreased $5 million, or 19%, primarily reflecting net mortgage servicing rights (MSR) risk management-related activities and lower origination volume.
Compared to the 2018 fourth quarter, total noninterest income decreased $10 million, or 3%. Securities losses were less than $1 million compared to $19 million in the prior quarter, reflecting the portfolio repositioning completed in the 2018 fourth quarter. Capital market fees decreased $12 million, or 35%, primarily driven by $6 million of unfavorable commodities derivatives mark-to-market adjustments related to a commercial customer default and decreased interest rate derivative and syndication activity. Service charges on deposit accounts decreased $7 million, or 7%, primarily reflecting seasonality. Other income decreased $5 million, or 11%, primarily reflecting lower income on terminated asset finance leases.

Noninterest Expense
Table 6 – Noninterest Expense – Continued Thoughtful Investment in Colleagues and Digital Technology

	2019	2018
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$394	$399	$388	$396	$376	(1)%	5%
Outside data processing and other services	81	83	69	69	73	(2)	11
Net occupancy	42	70	38	35	41	(40)	2
Equipment	40	48	38	38	40	(17)	0
Deposit and other insurance expense	8	9	18	18	18	(11)	(56)
Professional services	12	17	17	15	11	(29)	9
Marketing	7	15	12	18	8	(53)	(13)
Amortization of intangibles	13	13	13	13	14	0	(7)
Other expense	56	57	58	50	52	(2)	8
Total noninterest expense	$653	$711	$651	$652	$633	(8)%	3%
(in thousands)
Average full-time equivalent employees	15.7	15.7	15.8	15.7	15.6	0%	1%
See Page 9 of Quarterly Financial Supplement for additional detail.

Total noninterest expense for the 2019 first quarter increased $20 million, or 3%, from the year-ago quarter. Personnel costs increased $18 million, or 5%, primarily reflecting strategic hiring, the implementation of annual merit increases in the 2018 second quarter, and increased benefits costs. Outside data processing and other services increased $8 million, or 11%, primarily driven by higher technology investment costs. Deposit and other insurance expense decreased $10 million, or 56%, due to the discontinuation of the FDIC surcharge in the 2018 fourth quarter.
Total noninterest expense decreased $58 million, or 8%, from the 2018 fourth quarter. Net occupancy decreased $28 million, or 40%, reflecting $28 million of branch and facility consolidation-related expense in the 2018 fourth quarter. Equipment decreased $8 million, or 17%, reflecting $7 million of branch and facility consolidation-related expense in the 2018 fourth quarter. Marketing expense decreased $8 million, or 53%, reflecting the timing of marketing campaigns and deposit promotions. Personnel costs decreased $5 million, or 1%, primarily reflecting lower performance-based incentive compensation.

Table 7 – Credit Quality Metrics – NCOs Near Low End of Average Through-the-Cycle Target Range

	2019	2018
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$417	$340	$370	$378	$383
Total other real estate	18	23	27	28	30
Other NPAs (1)	26	24	6	6	7
Total nonperforming assets	461	387	403	412	420
Accruing loans and leases past due 90 days or more	147	170	154	132	106
NPAs + accruing loans and lease past due 90 days or more	$608	$557	$557	$544	$526
NAL ratio (2)	0.56%	0.45%	0.50%	0.52%	0.54%
NPA ratio (3)	0.61	0.52	0.55	0.57	0.59
(NPAs+90 days)/(Loans+OREO)	0.81	0.74	0.76	0.75	0.74
Provision for credit losses	$67	$60	$53	$56	$66
Net charge-offs	71	50	29	28	38
Net charge-offs / Average total loans	0.38%	0.27%	0.16%	0.16%	0.21%
Allowance for loans and lease losses (ALLL)	$764	$772	$761	$741	$721
Allowance for unfunded loan commitments and letters of credit	100	96	97	93	85
Allowance for credit losses (ACL)	$864	$868	$858	$834	$806
ALLL as a % of:
Total loans and leases	1.02%	1.03%	1.04%	1.02%	1.01%
NALs	183	228	206	197	188
NPAs	166	200	189	180	172

(1)	Other nonperforming assets include certain impaired investment securities and/or nonaccrual loans held-for-sale.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Overall asset quality performance remained consistent with prior periods although there was some volatility in the commercial portfolio. The consumer portfolio metrics continue to reflect our focus on high quality borrowers, and a modest seasonal impact evident across our portfolios.  The commercial portfolios show higher net charge-offs (NCOs) and nonaccrual loans and leases (NALs) in the first quarter associated with a small number of specific borrowers, but has generally performed consistently, with some quarter-to-quarter volatility as a result of the absolute low level of problem loans.
Nonperforming assets (NPAs) increased to $461 million, or 0.61% of total loans and leases and OREO. Nonaccrual loans and leases increased $34 million, or 9%, from the year-ago quarter to $417 million, or 0.56% of total loans and leases. The year-over-year increase was centered in the C&I portfolio, partially offset by a decrease in the commercial real estate, residential mortgage, and home equity portfolios. OREO balances decreased $12 million, or 40%, primarily reflecting a continued reduction in residential properties. On a year-over-year basis, there is also an increase in Other NPAs associated with the investment portfolio. On a linked quarter basis, NALs increased $77 million, or 23%, while NPAs increased $74 million, or 19%.
The provision for credit losses increased $1 million year-over-year to $67 million in the 2019 first quarter. Net charge-offs increased $33 million to $71 million. The increase was centered in two specific commercial credit relationships. Consumer charge-offs have remained consistent over the past year. NCOs represented an annualized 0.38% of average loans and leases in the current quarter, up from 0.27% in the prior quarter and up from 0.21% in the year-ago quarter. We remain confident in the long-term performance of our credit portfolios.
The allowance for loan and lease losses as a percentage of total loans and leases increased to 1.02% compared to 1.01% a year ago, while the ALLL as a percentage of period-end total NALs decreased to 183% from 188% over the same period. The increase in the ALLL is primarily the result of loan growth. We believe the level of the ALLL and ACL are appropriate given the low level of problem loans and the current composition of the overall loan and lease portfolio.

Capital
Table 8 – Capital Ratios – Managing Capital Ratios within Targeted Ranges

	2019	2018
($ in billions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	7.57%	7.21%	7.25%	7.78%	7.70%
Common equity tier 1 risk-based capital ratio (1)	9.84%	9.65%	9.89%	10.53%	10.45%
Regulatory Tier 1 risk-based capital ratio (1)	11.25%	11.06%	11.33%	11.99%	11.94%
Regulatory Total risk-based capital ratio (1)	13.11%	12.98%	13.36%	13.97%	13.92%
Total risk-weighted assets (1)	$86.0	$85.7	$83.6	$83.0	$81.4

(1)	March 31, 2019 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets.
See Pages 15-16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 7.57% at March 31, 2019, down 13 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.84%, down from 10.45% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.25% compared to 11.94% at March 31, 2018. All capital ratios were impacted by the repurchase of 60.5 million common shares over the last four quarters. The Company repurchased $25 million of common stock during the 2019 first quarter at an average cost of $13.64 per share. There is $152 million of share repurchase authorization remaining under the 2018 Capital Plan.

Income Taxes
The provision for income taxes was $63 million in the 2019 first quarter compared to $59 million in the 2018 first quarter. The effective tax rates for the 2019 first quarter and 2018 first quarter were 15.0% and 15.3%, respectively. The 2019 first quarter and 2018 first quarter included $2 million and $3 million, respectively, of tax benefits related to stock-based compensation.
At March 31, 2019, we had a net federal deferred tax liability of $159 million and a net state deferred tax asset of $35 million.

Expectations - 2019
With the assumption of no interest rate hikes in 2019, full-year revenue is expected to increase approximately 4% to 7%. The full-year NIM is expected to remain relatively flat on a GAAP basis versus 2018, inclusive of the anticipated reduction in the benefit of purchase accounting and the cost of the hedging strategy we began implementing in the 2019 first quarter. The full-year core NIM is expected to expand modestly. Full-year noninterest expense is expected to increase approximately 2% to 4%.
Average loans and leases are expected to increase approximately 4% to 6% on an annual basis. Average total deposits are expected to increase approximately 4% to 6% on an annual basis.
Asset quality metrics are expected to remain better than our average through-the-cycle target ranges, with some moderate quarterly volatility.
The effective tax rate for 2019 is expected to be in the range of 15.5% to 16.5%.
Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on April 25, 2019, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13688990. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through May 10, 2019 at (877) 660-6853 or (201) 612-7415; conference ID #13688990.
Please see the 2019 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website,             http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $108 billion of assets and a network of 898 full-service branches, including 12 Private Client Group offices, and 1,727 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and BCFP; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our 2018 Annual Report on Form 10-K, as well as our subsequent Securities and Exchange Commission ("SEC") filings, which are on file with the SEC and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website,
http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, and litigation actions. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, and goodwill impairment.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, and asset valuation write-downs reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing

“Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, and Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those which may be described from time to time in Huntington’s filings with the Securities and Exchange Commission.

###